EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated May 22, 1996, which appears on page 61 of the 1996 Annual Report to Shareholders of Medtronic, Inc., which is incorporated by reference in Medtronic, Inc.'s Annual Report on Form 10-K for the fiscal year ended April 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page 12 of such Annual Report on Form 10-K.



/s/ Price Waterhouse LLP



PRICE WATERHOUSE LLP



Minneapolis, Minnesota
September 19, 1996